UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
  ___________________________________
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Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
KNOWBE4, INC.
_____________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_____________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

KnowBe4, Inc.
33 N. Garden Avenue, Suite 1200
Clearwater, FL 33755
April 5, 2022
Dear Fellow Stockholders:
We are pleased to invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of KnowBe4, Inc. (“KnowBe4” or the “Company”) to be held on Monday, May 16, 2022 at 10:00 a.m. (Eastern Time). The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/KNBE2022, where you will be able to listen to the meeting live, submit questions and vote online.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.
On behalf of our board of directors, we would like to express our appreciation for your continued support of and interest in KnowBe4.

Sincerely,

Chief Executive Officer and Chairperson of the Board of Directors
-i-

KnowBe4, Inc.
33 N. Garden Avenue, Suite 1200
Clearwater, FL 33755
___________________________________________________
Notice of Annual Meeting of Stockholders
___________________________________________________

Time and Date	10:00 a.m. (Eastern Time), Monday, May 16, 2022

Place
The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/KNBE2022, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business
•To elect Stephen Shanley as a Class I director, to serve office until our 2025 annual meeting of stockholders or until his successor is elected and qualified.
•To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
•To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	Tuesday, March 22, 2022 (the “Record Date”). Only stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting.

Availability of Proxy Materials
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our statement and our annual report, is first being sent or given on or about Tuesday, April 5, 2022 to all stockholders entitled to vote at the Annual Meeting.
The proxy material and our annual report can be accessed as of Tuesday, April 5, 2022 by visiting http://www.proxyvote.com, as well as on our investor relations webpage at https://investors.knowbe4.com/.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the Board of Directors,
/s/ Sjoerd Sjouwerman
Sjoerd Sjouwerman
Chief Executive Officer and Chairperson of the Board of Directors
Clearwater, Florida
April 5, 2022
-i-

______________________________________________________________________________________________________________
Proxy Statement for 2022 Annual Meeting of Stockholders
_______________________________________________________________________________________________________________

2022 Proxy Statement	i

KnowBe4, Inc.
Proxy Statement
2022 Annual Meeting of Stockholders
To be held at 10:00 a.m. (Eastern Time), on Monday, May 16, 2022
GENERAL INFORMATION
This proxy statement is being furnished by KnowBe4, Inc. in connection with the solicitation of proxies by our board of directors for use at the 2022 Annual Meeting of Stockholders of KnowBe4, Inc. (the “Annual Meeting”) to be held on Monday, May 16, 2022, at 10:00 a.m. (Eastern Time), solely via live webcast on the Internet at www.virtualshareholdermeeting.com/KNBE2022, and for any postponements, adjournments or continuations thereof. In this proxy statement, the terms “KnowBe4,” “the company,” “we,” “us” and “our” refer to KnowBe4, Inc. and our subsidiaries.
On or about April 5, 2022, we expect to mail a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access this proxy statement for the Annual Meeting and our Annual Report on Form 10-K for the year ended December 31, 2021, to our stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
What proposals will be voted on at the Annual Meeting?
The following proposals will be voted on at the Annual Meeting:
•the election of Stephen Shanley as a Class I director to serve until our 2025 annual meeting of stockholders or until his successor is elected and qualified; and
•the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.
How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•“FOR” the election of Stephen Shanley as a Class I director; and
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
Who is entitled to vote at the Annual Meeting?
Holders of our Class A and Class B common stock as of the close of business on March 22, 2022 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 72,905,795 shares of our Class A common stock outstanding and 101,903,213 shares of our Class B common stock outstanding. Our Class A common

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stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each matter properly brought before the Annual Meeting, and each share of Class B common stock is entitled to ten votes on each matter properly brought before the Annual Meeting. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our common stock.

Is there a list of registered stockholders entitled to vote at the Annual Meeting?
A list of registered stockholders entitled to vote at the Annual Meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:30 p.m., Eastern Time, at our principal executive offices located at 33 N. Garden Avenue, Suite 1200, Clearwater, FL 33755 by contacting our general counsel. The list of registered stockholders entitled to vote at the Annual Meeting will also be available online during the Annual Meeting at www.virtualshareholdermeeting.com/KNBE2022, for those stockholders attending the Annual Meeting.
How many votes are needed for approval of each proposal?
•Proposal No. 1: The director nominee receiving the highest number of votes cast by the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to the board of directors. You may vote FOR or WITHHOLD with respect to the nominee for Class I director. Abstentions and broker non-votes will have no effect on the outcome of the vote. As a result, any shares not voted FOR the nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non‑vote, will have no effect on the outcome of the election. Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in the election of the director, no votes will be cast on your behalf, but your proxy will be counted for the purpose of establishing a quorum.
•Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
What is the quorum requirement for the Annual Meeting?
A quorum is the minimum number of shares required to be present or represented at the Annual Meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the Annual Meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
How do I vote and what are the voting deadlines?
Stockholder of Record. If shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant

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your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

If you are a stockholder of record, you may vote in one of the following ways:
•by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 pm, Eastern Time, on May 15, 2022 (have the Notice or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 pm, Eastern Time, on May 15, 2022 (have the Notice or proxy card in hand when you call);
•by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the Annual Meeting; or
•by attending the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/KNBE2022, where you may vote during the meeting (have the Notice or proxy card in hand when you visit the website).
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. We therefore recommend that you follow the voting instructions in the materials you receive. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of Stephen Shanley as a Class I director; and
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
In addition, if any other matters are properly brought before the Annual Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non‑routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non‑routine matters, then those shares will be treated as broker non‑votes with respect to the non‑routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.

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Can I change my vote or revoke my proxy?
Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later‑dated proxy card, which must be received prior to the Annual Meeting;
•delivering a written notice of revocation to our general counsel at KnowBe4, Inc., 33 N. Garden Avenue, Suite 1200, Clearwater, FL 33755, Attention: General Counsel, which must be received prior to the Annual Meeting; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
What do I need to do to attend the Annual Meeting?
We will be hosting the Annual Meeting via live audio webcast only.
Stockholder of Record. If you were a stockholder of record as of the Record Date, then you may attend the Annual Meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/KNBE2022. To attend and participate in the Annual Meeting, you will need the control number included on the Notice or proxy card. The Annual Meeting live audio webcast will begin promptly at 10:00 am, Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 am, Eastern Time, and you should allow ample time for the check-in procedures.
Street Name Stockholders. If you were a street name stockholder as of the Record Date and your voting instruction form or the Notice indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the Annual Meeting with the control number indicated on that voting instruction form or Notice. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the Annual Meeting.
How can I get help if I have trouble checking in or listening to the Annual Meeting online?
If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Sjoerd Sjouwerman, our Chief Executive Officer and Chairperson of the board of directors, has been designated as proxy holder for the Annual Meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the Annual Meeting, then the proxy holder will use the proxy holder’s own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election.

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How can I contact KnowBe4’s transfer agent?
You may contact our transfer agent, Computershare Trust Company, N.A., by writing Computershare Trust Company, N.A., at P.O. Box 43001 Providence, RI, 02940-3001. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://www.computershare.com/us.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the Annual Meeting?
We will disclose voting results on a Current Report on Form 8‑K that we will file with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the meeting. If final voting results are not available to us in time to file a Form 8‑K, we will file a Form 8‑K to publish preliminary results and will provide the final results in an amendment to the Form 8‑K as soon as they become available.
Why did I receive a Notice instead of a full set of proxy materials?
In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice or more than one set of printed proxy materials?
If you receive more than one Notice or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice or proxy statement and annual report. How may I obtain an additional copy of the Notice or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to

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request that we only send a single copy of next year’s notice of internet availability or proxy statement and annual report, as applicable, you may contact us as follows:
KnowBe4, Inc. Attention: Investor Relations
33 N. Garden Avenue, Suite 1200
Clearwater, FL 33755
Tel: (855) 566-9234
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our board of directors currently consists of eight directors, six of whom are independent under the listing standards of The Nasdaq Global Select Market (“Nasdaq”). Our board of directors is divided into three classes, designated as Class I, Class II and Class III, each with a staggered three-year term. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Upon the recommendation of our nominating and corporate governance committee, we are nominating Stephen Shanley for election as a Class I director at the Annual Meeting. If elected, Mr. Shanley will hold office for a three-year term until the annual meeting of stockholders to be held in 2025 and until his successor is elected and qualified or until his early resignation, removal or death. Joseph DiSabato, who is currently a Class I director, will not stand for re-election after his current term, which will expire at the Annual Meeting. Accordingly, the nominating and corporate governance committee did not nominate Mr. DiSabato for re-election as a director, and, immediately following the expiration of Mr. DiSabato's term at the Annual Meeting, the board of directors will consist of seven directors with one vacancy.
The following table sets forth the names, ages as of March 31, 2022, and certain other information for each of our directors and director nominees:

Name	Age	Position(s)	Director Class	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominee for Director
Stephen Shanley(1)(2)	35	Director	I	2019	2022	2025
Resigning Director
Joseph DiSabato(3)	55	Director	I	2019	2022
Continuing Directors
Jeremiah Daly(2)(4)	40	Director	II	2016	2023	—
Kara Wilson(2)(4)	52	Director	II	2020	2023	—
Shrikrishna (“Krish”) Venkataraman	45	Director	II	2022	2023	—
Sjoerd (“Stu”) Sjouwerman	65	Chief Executive Officer & Chairperson	III	2010	2024	—
Kevin Klausmeyer(1)	63	Director	III	2020	2024	—
Gerhard Watzinger(1)(2)(4)	61	Director	III	2019	2024	—
____________________________________
(1) Member of audit committee.
(2) Member of nominating and corporate governance committee.
(3) Mr. DiSabato will not stand for re-election, and his current term on our board of directors will expire at the Annual Meeting.
(4) Member of compensation committee.

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Nominee for Director

Stephen Shanley has served as a member of our board of directors since March 2019. Since August 2014, Mr. Shanley has served as a Partner at Kohlberg Kravis Roberts & Co. Partners LLP and Kohlberg Kravis Roberts & Co. (International) Partners LLP (NYSE: KKR), a leading global investment firm. Mr. Shanley is the head of KKR’s Technology Growth Equity business in Europe. Mr. Shanley currently serves on the board of directors of Darktrace Limited, as well as on the board of directors of several privately-held technology companies including Feedzai - Consultadoria e Inovação Tecnológica, S.A., ReliaQuest, LLC, Zwift Inc., and OutSystems Holdings S.A. Prior to joining KKR, Mr. Shanley was an investor at Technology Crossover Ventures, a technology-focused growth equity firm. Prior to that, Mr. Shanley was with the TMT investment banking group of Needham & Company, LLC, and started his career in the transaction services group of KPMG US LLP. Mr. Shanley holds a B.S. and a B.Sc. from Santa Clara University.

We believe Mr. Shanley is qualified to serve on our board of directors because of his extensive business and investment experience, particularly in the technology industry.

Resigning Director

Joseph DiSabato has served as a member of our board of directors since April 2019. Mr. DiSabato has notified us of his decision to retire from service on our board of directors following completion of his current term and will not stand for re-election at the Annual Meeting. Since 2000, Mr. DiSabato has served as is a managing director in Growth Equity within Goldman Sachs Asset Management and a member of Goldman Sachs' Asset Management Corporate and Growth Investment committees. Mr. DiSabato first joined Goldman Sachs in 1988, was named a managing director in 2000 and was named a partner in 2004. Mr. DiSabato serves on the board of directors of several privately-held companies, including Infusion Software, Inc., a an e-mail marketing and sales platform provider for small businesses, and Newfold Digital Inc., a web hosting and information technology services company (formerly publicly traded under the name Endurance International Group Holdings, Inc.). Mr. DiSabato holds a B.S. from the Massachusetts Institute of Technology and an M.B.A. from UCLA Anderson Graduate School of Management.

Continuing Directors

Jeremiah Daly has served as a member of our board of directors since January 2016. Mr. Daly is a co-founder and General Partner of Elephant, a venture capital firm, where he has served since May 2015. Prior to co-founding Elephant, Mr. Daly was an investor at Accel, Highland Capital Partners and Summit Partners. Mr. Daly holds an A.B. in Government from Dartmouth College.

We believe Mr. Daly is qualified to serve on our board of directors because of his extensive experience working with the management teams of, and investing in, a number of privately and publicly held companies.

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Kara Wilson has served as a member of our board of directors since January 2020. Since October 2019, Ms. Wilson has served as a Senior Advisor to KKR & Co. Inc. From June 2017 to May 2019, Ms. Wilson served as Chief Marketing Officer at Rubrik, Inc., a cloud management company ("Rubrik"), where she was responsible for Rubrik's global marketing initiatives including corporate, product, and technical marketing, and global communication. Prior to Rubrik, Ms. Wilson served in various leadership roles at FireEye, Inc. (acquired by Symphony Technology Group in 2021 and now known as Trellix), including as Chief Marketing Officer from August 2013 to June 2017 and as Executive Vice President from October 2016 to June 2017. Prior to that, Ms. Wilson held marketing leadership roles at Okta, Inc., an identity and access management company, SAP SE, an enterprise software company, and Cisco Systems, Inc., a networking, cloud and cybersecurity solutions provider. In addition, Ms. Wilson has served on the board of directors of Paychex, Inc., a publicly traded provider of human resource, payroll and benefits services, since July 2017. Ms. Wilson also serves on the board of directors of several privately held companies, including Corel Corporation OneStream Software LLC, SkyHive Technologies Inc., ReliaQuest LLC, Outsystems Holdings S.A., and Accela, Inc. Ms. Wilson holds a B.A. in Political Economy from the University of California, Berkeley.

We believe Ms. Wilson is qualified to serve on our board of directors due to her over 25 years of experience driving go-to-market strategies for large, medium and hyper-growth startups, as well as her experience serving as a director and on the management team of publicly traded cybersecurity companies.

Krish Venkataraman has served as a member of our board of directors since March 2022 and previously served as our Co-President and Chief Financial Officer from September 2018 to March 2022. From March 2016 to September 2018, Mr. Venkataraman served as Chief Financial Officer of Dealogic, a global fintech company, where he led the company through a successful and strategic sale. Prior to that, from March 2014 to February 2016, Mr. Venkataraman acted as Chief Financial Officer and Chief Operating Officer of Syncsort Incorporated, a global big data software company, where he also led a successful sale. Prior to Syncsort, Mr. Venkataraman held various management roles including as Chief Financial Officer for information technology for NYSE Euronext, where he helped in the sale process to Intercontinental Exchange; as Chief Administrative Officer for U.S. equities for Lehman Brothers Holdings Inc., and as a strategist for both the American Express Company and Deloitte Consulting. Mr. Venkataraman holds a B.S. from Carnegie Mellon University and an M.B.A. from Cornell University – Johnson School of Management.

We believe Mr. Venkataraman is qualified to serve on our board of directors due to the operational insight he brings as our former Chief Financial Officer and due to his executive leadership roles at other technology companies.

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Stu Sjouwerman founded our company in August 2010 and has served as our Chief Executive Officer and as a member of our board of directors since our inception. Mr. Sjouwerman is Editor-in-Chief of Cyberheist News, an electronic magazine tailored to deliver IT security news, technical updates and social engineering alerts. A serial entrepreneur and data security expert, Mr. Sjouwerman has more than 30 years of experience in the IT industry, is a five-time Inc. 500 award winner and the author of four books including “Cyberheist: The Biggest Financial Threat Facing American Businesses.” Mr. Sjouwerman attended Universiteit van Amsterdam where he studied Educational Sciences.

We believe Mr. Sjouwerman is qualified to serve on our board of directors due to the experience and operational insight he brings as our Chief Executive Officer and founder, and due to his extensive experience building and growing companies in the IT industry.

Kevin Klausmeyer has served as a member of our board of directors since August 2020. In addition, since November 2019 and from June 2017 to November 2017, Mr. Klausmeyer has served on the board of directors of Jamf Holding Corp., a publicly traded provider of Apple enterprise management software. Mr. Klausmeyer also serves on the board of directors of several privately held technology companies, including Ivalua Inc., a provider of procurement software, and ComboCurve, Inc., a SaaS provider to the oil and gas industry. Mr. Klausmeyer began his career in public accounting with Arthur Andersen and subsequently held senior financial positions at several software companies, including BMC Software, Inc., a multinational information technology services and consulting company, and PentaSafe Security Technologies (acquired by NetIQ Corp), which was a security management and software technology company. Mr. Klausmeyer holds a B.B.A. in Accounting from the University of Texas at Austin.

We believe Mr. Klausmeyer is qualified to serve on our board of directors because of his experience on other public technology companies’ boards and his executive leadership roles at technology companies.

Gerhard Watzinger has served as a member of our board of directors since October 2019. From April 2013 to September 2013, Mr. Watzinger served as Chief Executive Officer of IGATE Corporation, an IT services company. Prior to that, Mr. Watzinger served as Executive Vice President for Corporate Strategy and Mergers & Acquisitions of the McAfee business unit of Intel Corporation ("Intel"), a designer and manufacturer of advanced integrated digital technology platforms, from February 2011 (upon Intel's acquisition of McAfee, Inc. ("McAfee") to March 2012, and in a similar leadership role at McAfee, Inc. from November 2007 to February 2011. Mr. Watzinger joined McAfee in November 2007 upon McAfee's acquisition of SafeBoot Corporation, a data protection software company, where he served as Chief Executive Officer from February 2004 to November 2007. In addition, since April 2012, Mr. Watzinger has served as chairman of the board of directors of CrowdStrike Holdings, Inc., a publicly traded cybersecurity technology company, since September 2008, he has served on the board of directors of Mastech Digital, Inc., a publicly traded digital transformation information technology services company, and since December 2014, he has served on the board of directors of Absolute Software, a publicly traded persistent software company. Mr. Watzinger holds an advanced degree in Computer Science from the Munich University of Applied Sciences.

We believe Mr. Watzinger is qualified to serve on our board of directors due to his expertise within the IT industry, as well as his experience serving as a member of the board of directors of other publicly traded companies.

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Director Independence
Our Class A common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board of directors. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and corporate governance committees be independent.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Daly, Mr. Klausmeyer, Mr. Shanley, Mr. Watzinger and Ms. Wilson, representing five of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Mr. Sjouwerman and Mr. Venkataraman are not considered a independent directors because of their positions as our Chief Executive Officer and former Co-President and Chief Financial Officer, respectively.
In making these determinations, our board of directors considered the current and prior relationships that each non‑employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non‑employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
Board Leadership Structure
Mr. Sjouwerman currently serves as both the chairperson of our board of directors and as our Chief Executive Officer. As our co-founder, Mr. Sjouwerman is best positioned to identify strategic priorities, lead critical discussion and execute our business plan.
Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and chairperson of the board of directors, as our board of directors believes it is in our best interest to make that determination based on our position and direction and the membership of the board of directors. Our board of directors has determined that having Mr. Sjouwerman serve as chairperson is in the best interest of our stockholders at this time because the detailed knowledge of our day-to-day operations and business that Mr. Sjouwerman

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possesses greatly enhances the decision-making processes of our board of directors as a whole. We have a governance structure in place, including independent directors, designed to ensure the powers and duties of the dual role are handled responsibly. We do not have a lead independent director.
Role of Board in Risk Oversight Process
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements.
Board Committees
Our board of directors has established the following standing committees of the board:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
The composition and responsibilities of each of the committees of our board of directors is described below.
Audit Committee
The current members of our audit committee are Messrs. Klausmeyer, Shanley and Watzinger. Mr. Klausmeyer is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of Nasdaq, and also meets the financial literacy requirements of the listing standards of Nasdaq. Our board of directors has determined that Messrs. Klausmeyer and Watzinger are audit committee financial experts within the meaning of Item 407(d) of Regulation S‑K. Our audit committee is responsible for, among other things:
•appointing and overseeing an independent auditor, and approving audit and non-audit services;
•evaluating the independence and qualifications of the independent auditor at least annually;
•reviewing our annual audited financial statements and quarterly financial statements;
•reviewing the responsibilities, functions, qualifications and performance of our internal audit function, including internal audit’s charter, plans, budget, objectivity and the scope and results of internal audits;
•reviewing the results of the internal audit program, including significant issues in internal audit reports and responses by management;
•setting the Company's hiring policies for employees or former employees of our independent auditor;
•reviewing, approving and monitoring related party transactions involving directors or executive officers and reviewing and monitoring conflicts of interest situations involving such individuals where appropriate;
•periodically, meeting separately with (a) management, (b) our internal auditors (or other personnel responsible for the design and implementation of the internal audit function) and (c) our independent auditors (with and without management present), in each case to discuss any matters that the audit committee or the others believe should be discussed privately;
•addressing complaints received by us regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

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•reviewing with our management and/or General Counsel, on at least an annual basis: (i) our legal, regulatory and ethical compliance programs and (ii) any legal matters that could have a significant impact on our financial statements, our compliance with laws and regulations and any material inquiries received from regulators or governmental agencies;
•reporting regularly to our board of directors about issues including, but not limited to, any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of the independent auditors and, when the internal audit function is established, the performance of the internal audit function;
•reviewing at least annually the adequacy of the audit committee’s charter and recommend any proposed changes to our board of directors for approval; and
•conducting and presenting to our board of directors an annual self-performance evaluation of the audit committee.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at https://investors.knowbe4.com/index.php/corporate-governance/governance-documents. During 2021, our audit committee held eight meetings.
Compensation Committee
The current members of our compensation committee are Messrs. Watzinger and Daly and Ms. Wilson. Mr. Watzinger is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Each member of the compensation committee is also a non‑employee director, as defined pursuant to Rule 16b‑3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•establishing, and periodically reviewing, a general compensation strategy for our organization, and overseeing the development and implementation of our compensation plans to ensure that these plans are consistent with this general compensation strategy;
•administering all of our equity-based plans and such other plans as shall be designated from time to time by our board of directors;
•reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;
•reviewing and recommending to our board of directors the form and amount of compensation (including perquisites and other benefits), and any additional compensation to be paid, for service on our board of directors and committees of our board of directors and for service as a chairperson of a committee at least annually;
•overseeing, in connection with our board of directors, engagement with stockholders and proxy advisory firms on executive compensation matters;
•retaining or obtaining the advice of compensation consultants, independent legal counsel and other advisers;
•conducting and presenting to our board of directors an annual self-performance evaluation of the compensation committee; and
•reviewing at least annually the adequacy of the compensation committee’s charter and recommending any proposed changes to our board of directors for approval.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at https://investors.knowbe4.com/index.php/corporate-governance/governance-documents. During 2021, our compensation committee held four meetings and acted by written/electronic consent seven times.

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Nominating and Corporate Governance Committee
The current members of our nominating and corporate governance committee are Ms. Wilson and Messrs. Daly, Shanley and Watzinger. Ms. Wilson is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of Nasdaq. Our nominating and corporate governance committee is responsible for, among other things:
•making recommendations to our board of directors regarding the structure of our board of directors, the composition of our board of directors, the criteria for membership and the process for filling vacancies on our board of directors;
•identifying individuals qualified to become members of our board of directors (taking into consideration, if applicable, the criteria for board of directors’ membership) and recommending to our board of directors’ nominees to fill vacancies and newly created directorships on our board of directors and the nominees to stand for election as directors;
•reviewing and recommending to our board of directors the corporate governance guidelines of our board of directors;
•conducting and presenting to our board of directors an annual self-performance evaluation of the nominating and governance committee;
•overseeing the evaluation of our board of directors and its committees and report such evaluation to our board of directors; and
•reviewing at least annually the adequacy of the nominating and governance committee’s charter and recommending any proposed changes to our board of directors for approval.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at https://investors.knowbe4.com/index.php/corporate-governance/governance-documents. During 2021, our nominating and corporate governance committee did not meet.
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2021, our board of directors held 11 meetings and acted by written/electronic consent six times. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. The Annual Meeting will be the first annual meeting of our stockholders.
Compensation Committee Interlocks and Insider Participation
During 2021, the members of our compensation committee were Messrs. Daly and Watzinger and Ms. Wilson. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our board of directors and nominating and corporate governance committee regularly review the composition of the board of directors and use a variety of methods for identifying and evaluating potential director nominees. In their evaluation of director candidates, including the current directors eligible for re-election, they will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. Some of the factors that are considered in

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assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board of directors.
Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and our board of directors and nominating and corporate governance committee consider a broad range of perspectives, backgrounds and experiences.
If our nominating and corporate governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.
After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board of directors.
Board Diversity Matrix
In making determinations regarding nominations of directors, the board of directors and nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The following chart provides summary information about the diversity of our directors as of April 5, 2022:

BOARD DIVERSITY

8 Total Directors
	Gender Identity
	Female	Male

Directors	1	7

Demographic Background
Asian	—	1
White	1	6
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and corporate governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.
A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our general counsel at KnowBe4, Inc., 33 N. Garden Avenue, Suite 1200, Clearwater, FL 33755, Attention: General Counsel. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement

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from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our general counsel at the address above. To be timely for our 2023 annual meeting of stockholders, nominations must be received by our general counsel observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2023 Annual Meeting.”
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Nominating and Corporate Governance Committee with copies to the Chief Financial Officer and General Counsel by mail to our principal executive offices at KnowBe4, Inc., 33 N. Garden Avenue, Suite 1200, Clearwater, FL 33755. Our General Counsel, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board of directors to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board of directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our General Counsel, in consultation with appropriate directors as necessary will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Policy Prohibiting Hedging or Pledging of Securities
Under our insider trading policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at https://investors.knowbe4.com/index.php/corporate-governance/governance-documents. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.
Director Compensation
In connection with our initial public offering (“IPO”), we adopted an outside director compensation policy for our non-employee directors (the “Director Compensation Policy”). Under our Director Compensation Policy, non-employee directors receive compensation in the form of cash and equity, as described below. We also reimburse our

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non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.
Cash Compensation
Non-employee directors are entitled to receive the following cash compensation for their service under the Director Compensation Policy:

Position	Annual Cash Retainer
Base Director Fee	$30,000
Additional Chairperson Fee
Chair of the Board	$20,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating and Corporate Governance Committee	$7,500
Additional Committee Member Fee (excluding chairpersons)
Audit Committee	$10,000
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$4,000
Each non-employee director who serves as the chairperson of a committee will receive only the annual cash fee as the chairperson of the committee and not the additional annual cash fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a pro-rated basis.
Equity Compensation
Initial Award
Under our Director Compensation Policy, each non-employee director upon first becoming a non-employee director after our IPO automatically receives an initial award of restricted stock units having a value of $360,000. The initial restricted stock unit award will vest annually over three years, subject to continued service through the vesting date. If a non-employee director first became a non-employee director at a time other than at an annual meeting, then the director will receive a pro-rata portion of the annual award described below, which will vest at the next following annual meeting of stockholders, subject to continued service through the vesting date.
Annual Award
Each non-employee director automatically receives an annual restricted stock unit award having a value of $180,000, effective on the date of each annual meeting of stockholders. The annual restricted stock unit award will vest on the earlier of one year following the grant date or the next annual meeting of stockholders, subject to continued service through the vesting date. All awards under the Outside Director Compensation Policy accelerate and vest upon a change in control.
Non-Employee Director Compensation for Fiscal 2021
The following table sets forth information regarding the total compensation awarded to, earned by or paid to our non‑employee directors for their service on our board of directors, for the fiscal year ended December 31, 2021. Directors who are also our employees receive no additional compensation for their service as directors. During 2021,

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Mr. Sjouwerman was an employee and executive officer of the company and therefore did not receive compensation as a director. See “Executive Compensation” for additional information regarding Mr. Sjouwerman’s compensation.

Name	Fees Paid or Earned in Cash ($)(1)	All Other Compensation ($)	Total ($)
Jeremiah Daly(2)	$—	$—	$—
Joseph DiSabato(2)	—	—	—
Kevin Klausmeyer	45,000	—	45,000
Stephen Shanley(2)	—	—	—
Gerhard Watzinger	48,072	—	48,072
Kara Wilson	39,375	—	39,375
Kevin Mitnick(3)	—	207,770	207,770
____________________________________
(1) The amounts reported represent a partial year of the board and directors and committee chair cash compensation due to the timing of our IPO and the effective date of our Director Compensation Policy.
(2) Messrs. Daly, DiSabato and Shanley waived any compensation payable under our Director Compensation Policy.
(3) Kevin Mitnick resigned from our board of directors in March 2021, but the consulting agreement in place with Mr. Mitnick remains in effect as of the date of this proxy statement. The amount disclosed in the column titled "All Other Compensation" includes all payments to Mr. Mitnick for fiscal 2021 pursuant to a consulting agreement in place between Mr. Mitnick and KnowBe4, consisting of (i) $22,276 for car payments, (ii) $24,576 for healthcare and insurance premiums, (iii) $6,498 in computer equipment and (iv) $154,420 for consulting fees.
The following table lists all outstanding equity awards held by non‑employee directors as of December 31, 2021:

Name	Grant Date	Number of Shares Underlying Outstanding Options
Kevin Klausmeyer	8/3/2020	468,384
Gerhard Watzinger	10/1/2019	696,760
Kara Wilson	1/9/2020	696,760

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PROPOSAL NO. 1
ELECTION OF CLASS I DIRECTOR
Our board of directors currently consists of eight directors and is divided into three classes with staggered three‑year terms. At the Annual Meeting, one Class I director will be elected for a three‑year term, to serve until the 2025 annual meeting of stockholders and until his successor is elected and qualified or until his earlier resignation.
Nominee
If elected, Stephen Shanley will hold office for a three-year term until the annual meeting of stockholders to be held in 2025 and until his successor is elected and qualified or until his early resignation, removal or death. Joseph DiSabato, who is currently a Class I director, will not stand for re-election after his current term, which will expire at the Annual Meeting. Accordingly, the nominating and corporate governance committee did not nominate Mr. DiSabato for re-election as a director, and, immediately following the expiration of Mr. DiSabato's term at the Annual Meeting, the board of directors will consist of seven directors with one vacancy. For more information concerning the nominee, please see the section titled “Board of Directors and Corporate Governance.”
Mr. Shanley has agreed to serve as director if elected, and management has no reason to believe that he will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.
Vote Required
The director nominee receiving the highest number of votes cast by the shares present virtually or by proxy and entitled to vote at the Annual Meeting on the election of directors will be elected to the board of directors. Votes that are withheld will be excluded entirely and will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. SHANLEY AS THE CLASS I DIRECTOR.

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PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2022. KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021.
At the Annual Meeting, we are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of KPMG LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of KPMG LLP, then our audit committee may reconsider the appointment. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by KPMG LLP for our fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees(1)	$1,505,000	$1,468,122
Audit-Related Fees	—	—
Tax Fees(2)	98,385	—
All Other Fees	—	—
Total Fees	$1,603,385	$1,468,122
____________________________________
(1) “Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes fees for services incurred in connection with our IPO and other public offerings.
(2) “Tax Fees” consist of fees billed for routine tax advice provided in connection with EU Directive 2018/822 and other tax and transfer pricing consulting services.
Auditor Independence
In 2021, there were no other professional services provided by KPMG LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of KPMG LLP.
Audit Committee Policy on Pre‑Approval of Audit and Permissible Non‑Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre‑approve all audit and permitted non-audit and tax services provided by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All services provided by KPMG LLP for our fiscal year ended December 31, 2021 were approved by our audit committee and, following adoption of our pre-approval policy in April 2021, all services were pre-approved by our audit committee in accordance with the

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policy. All services provided by KPMG LLP for our fiscal year ended December 31, 2020 were approved by our board of directors.
Vote Required
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022.

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REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing rules and the rules and regulations of the SEC. The audit committee operates under a written charter adopted by the board of directors. This written charter is reviewed annually for changes, as appropriate. With respect to KnowBe4’s financial reporting process, KnowBe4’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing KnowBe4’s consolidated financial statements. KnowBe4’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of KnowBe4’s consolidated financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare KnowBe4’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited consolidated financial statements with management and KPMG LLP;
•discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC; and
•received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.
Based on the review and discussions noted above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in KnowBe4’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Kevin Klausmeyer (Chair)
Stephen Shanley
Gerhard Watzinger
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by KnowBe4 under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent KnowBe4 specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

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EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of March 31, 2022.

Name	Age	Position
Sjoerd (“Stu”) Sjouwerman	65	Chief Executive Officer & Director
Robert (“Bob”) Reich	62	Chief Financial Officer
Lars Letonoff	58	Co-President & Chief Revenue Officer

Stu Sjouwerman founded our company in August 2010 and has served as our Chief Executive Officer and as a member of our board of directors since our inception. Mr. Sjouwerman is Editor-in-Chief of Cyberheist News, an electronic magazine tailored to deliver IT security news, technical updates and social engineering alerts. A serial entrepreneur and data security expert, Mr. Sjouwerman has more than 30 years of experience in the IT industry, is a five-time Inc. 500 award winner and the author of four books including “Cyberheist: The Biggest Financial Threat Facing American Businesses.” Mr. Sjouwerman attended Universiteit van Amsterdam where he studied Educational Sciences.

Bob Reich has served as our Chief Financial Officer since March 2022. Mr. Reich previously served as EVP and CFO of Catalina Marketing Corporation, a digital media solutions company, from April 2020 to March 2022. Prior to that, Mr. Reich served as EVP and CFO of Syniverse Holdings, Inc., a global software and services provider company, from March 2015 to April 2020. In these and other prior roles, Mr. Reich has been responsible for global financial operations, implementation of transformative growth strategies and financial structuring with a focus on long-term stability and growth. Mr. Reich is a certified public accountant and holds a B.A. from Carthage College.

Lars Letonoff has served as our Co-President since January 2020 and as our Chief Revenue Officer since October 2015, and previously served as our VP of Sales from August 2011 to October 2015. Mr. Letonoff joined our company in August 2011, early in the organization’s initial start-up phase, and has developed our sales processes and sales team throughout our many phases of growth. He is responsible for all areas of global sales, including direct sales, channel sales, customer success, business development and strategic accounts. Mr. Letonoff holds a B.B.A. in Finance from University of South Florida – College of Business Administration and an M.B.A. from University of Tampa.

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EXECUTIVE COMPENSATION
Our named executive officers (“NEOs”), consisting of our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer), as of December 31, 2021, were:

Name	Position
Sjoerd (“Stu”) Sjouwerman	Chief Executive Officer and Chairperson of the board of directors
Shrikrishna (“Krish”) Venkataraman	Former Co-President and Chief Financial Officer and current member of our board of directors(1)
Lars Letonoff	Co-President and Chief Revenue Officer
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(1) Mr. Venkataraman served as our Co-President and Chief Financial Officer until March 2022, at which time he ceased to be an executive officer and became a member of our board of directors.
Summary Compensation Table
The following table sets forth information regarding the compensation of our named executive officers for fiscal 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Stu Sjouwerman	2021	$501,219	$15,690	$1,000,000	$6,000,414	—	$13,113	$7,530,436
Chief Executive Officer	2020	$409,503	$399,700	—	—	—	$22,730	$831,933
Krish Venkataraman	2021	$551,465	$28,937	$1,100,000	$13,300,414	—	$79,275	$15,060,091
Co-President & Chief Financial Officer	2020	$526,212	$510,744	—	$—	$1,614,736	$80,852	$2,732,544
Lars Letonoff	2021	$501,209	$16,990	$1,000,000	$7,400,000	—	$19,500	$8,937,699
Co-President & Chief Revenue Officer	2020	$404,913	$394,220	—	$—	$939,551	$19,500	$1,758,184
____________________________________
(1) Amounts reported for 2021 represent discretionary and performance-related payments awarded to our named executive officers.
(2) Amounts reported represent the amounts earned by the named executive officers in fiscal 2021 under our Bonus Plan, which is described in more detail below under “Non-Equity Incentive Plan Compensation”.
(3) Amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. These amounts do not reflect the actual economic value that will be realized by the employee upon the vesting of the stock award. The assumptions that we used to calculate these amounts are discussed in our Annual Report on Form 10-K filed with the SEC on March 10, 2021.
(4) For Mr. Sjouwerman, the 2021 amount represents $13,113 for car payments. For Mr. Venkataraman, the 2021 amount represents (i) $38,520 for housing and utility payments, (ii) $3,990 for 401(k) contribution matching payments, (iii) $7,179 for car payments, and (iv) $29,586 for gross-up payments related to housing and utility payments. For Mr. Letonoff, the 2021 amount represents $19,500 for 401(k) contribution matching payments.
Non-Equity Incentive Plan Compensation
Our board of directors adopted our Executive Incentive Compensation Plan (the “Bonus Plan”), in April 2021. Our Incentive Compensation Plan allows our compensation committee to provide cash incentive awards to employees selected by our compensation committee, including our named executive officers, based upon performance goals established by our compensation committee. Pursuant to the Bonus Plan, our compensation committee, in its sole discretion, establishes a target award for each participant and a bonus pool, with actual awards payable from such bonus pool for the applicable performance period.
Each of our named executive officers participated in our Bonus Plan for fiscal 2021. Messrs. Sjouwerman, Venkataraman and Letonoff's fiscal 2021 target annual bonuses were 100% of their respective base salaries. At the conclusion of the fiscal year, we reviewed performance and made a determination of the payout based on achievement against targets. In January 2022, our compensation committee approved payments for fiscal 2021 based

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on the percentage attainment against the performance target resulting in a bonus payout equal to 200% of the annual target bonus opportunities for each of Messrs. Sjouwerman, Venkataraman and Letonoff.
The actual bonus amounts paid to each named executive officer are set forth in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”
Employment Agreements
Stu Sjouwerman
In February 2020, we entered into a first amended and restated executive employment agreement with Mr. Sjouwerman, which agreement has no specific term and provides that Mr. Sjouwerman is an at-will employee. Effective January 2022, Mr. Sjouwerman's current annual base salary is $525,000, which may be adjusted upward but not downward. For the fiscal year ended December 31, 2021, Mr. Sjouwerman’s annual base salary was $500,000. Mr. Sjouwerman is eligible for an annual performance-based cash bonus targeted at 100% of his base salary.
Krish Venkataraman
In March 2022, Mr. Venkataraman resigned as our Co-President and Chief Financial Officer. In recognition of extraordinary service as our Co-President and Chief Financial Officer, in March 2022, the board of directors approved a restricted stock unit grant (“Extraordinary Service RSUs”) having a value equal to $3,000,000, of which restricted stock units with a value of $1,000,000 will vest on May 15, 2022 and the remaining $2,000,000 will vest over the subsequent two year period, with such vesting subject to Mr. Venkataraman’s continued service with the Company as a member of our board of directors. On March 10, 2022, we entered into a separation agreement with Mr. Venkataraman.
In February 2020, we entered into a first amended and restated executive employment agreement with Mr. Venkataraman, which agreement terminated in connection with his resignation. Mr. Venkataraman's base salary from January 1, 2022 through the date of his resignation was $577,500. For the fiscal year ended December 31, 2021, Mr. Venkataraman's base salary was $550,000. For the fiscal year ended December 31, 2021, Mr. Venkataraman was eligible for an annual performance-based cash bonus targeted at 100% of his base salary and additional bonuses in the discretion of our board of directors. Additionally, in accordance with his employment agreement, Mr. Venkataraman received reimbursement for travel between his home and the Company’s headquarters and for lodging while working out of the Company’s headquarters.
Lars Letonoff
In February 2020, we entered into an executive employment agreement with Mr. Letonoff, which agreement has no specific term and provides that Mr. Letonoff is an at-will employee. Effective January 2022, Mr. Letonoff’s current annual base salary is $525,000, which may be adjusted upward but not downward. For the fiscal year ended December 31, 2021, Mr. Letonoff's annual base salary was $500,000. Mr. Letonoff is eligible for an annual performance-based cash bonus targeted at 100% of his base salary and additional bonuses in the discretion of our board of directors.
Potential Payments on Termination or Change in Control
The employment agreements (or amendments to existing employment agreements, as applicable) entered into in February 2020 with each of our named executive officers (the "February Agreements") provide for severance and change in control benefits as described below. Such provisions in the February Agreements superseded any prior agreement or arrangement each named executive officer may have had with us that provided for severance and/or change in control payments or benefits.
The February Agreements provide that if Mr. Sjouwerman, Mr. Venkataraman or Mr. Letonoff, as applicable, is terminated by us without “cause” or by him for “good reason” (each as defined in his respective February

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Agreement), he will be entitled to following severance benefits, payable in cash, less applicable withholdings, in the form of equal payroll installment payments:
•12 months of base salary (as in effect at the time of termination of employment);
•any earned but unpaid annual bonus;
•a pro-rated portion of the target bonus amount; and
•the aggregate payments made by us towards the executive’s medical and dental benefits during the 365-day period immediately prior to his termination of employment.
The severance benefits are conditioned on Mr. Sjouwerman, Mr. Venkataraman or Mr. Letonoff, as applicable, executing and not revoking a general release of claims in favor of us. The February Agreements provide for certain non-compete and non-solicit obligations for a period of 24 months following the date of his respective termination of employment. If any of the payments or benefits provided for under an agreement with Mr. Sjouwerman, Mr. Venkataraman or Mr. Letonoff, as applicable, or otherwise payable to him would constitute “excess parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. We are not required to provide any tax gross-up payments to Mr. Sjouwerman, Mr. Venkataraman or Mr. Letonoff.
Outstanding Equity Awards at Fiscal 2021 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Sjoerd Sjouwerman	4/21/2021	—		—	—	250,000	(3)	5,735,000	—		—
	4/21/2021	—		—	—	—		—	125,000	(4)	2,867,500
Krish Venkataraman	4/5/2018	653,800	(5)	1.02	4/5/2028	—		—	—		—
	8/28/2019	254,040	(5)	3.42	8/28/2029	—		—	—		—
	2/26/2020	348,360	(5)	4.97	2/26/2030	—		—	—		—
	6/1/2020	254,040	(5)	5.60	6/1/2030	—		—	—		—
	10/27/2020	94,440	(5)	5.85	10/27/2030	—		—	—		—
	4/21/2021	—		—	—	137,500	(6)	3,154,250	—		—
	4/21/2021	—		—	—	—		—	68,750	(7)	1,577,125
Lars Letonoff	4/21/2021	—		—	—	100,000	(8)	2,294,000	—		—
	4/21/2021	—		—	—	—		—	50,000	(9)	1,147,000
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(1) Each of the outstanding equity awards listed in the table above was granted pursuant to our 2016 Equity Incentive Plan, as amended (the "2016 Plan") or our 2021 Equity Incentive Plan (the "2021 Plan").
(2) The market value of shares is calculated based on the closing price of our Class A common stock on December 31, 2021, which was $22.94.
(3) This award represents RSUs issued to Mr. Sjouwerman in April 2021 in connection with our IPO. 1/3 of the total shares of our Class A common stock underlying the RSUs vest on May 15, 2022, with the remaining shares vesting in 8 equal quarterly installments thereafter, subject to Mr. Sjouwerman's continuing as a service provider to us through each such date.
(4) This award represents RSUs issued to Mr. Sjouwerman in April 2021 in connection with our IPO that vest upon the satisfaction of both a service-based vesting condition and a performance-based vesting condition. The performance-based condition is satisfied when our compensation committee determines the applicable performance conditions have been achieved, which determination occurred on February 22, 2022. The service-based vesting condition for 1/3 of the total shares is satisfied on May 15, 2022, with the remaining shares vesting in 8 equal quarterly installments thereafter, subject to Mr. Sjouwerman's continuing as a service provider to us through each such date.

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(5) The shares of our Class B common stock underlying this option are fully vested and immediately exercisable.
(6) This award represents RSUs issued to Mr. Venkataraman in April 2021 in connection with our IPO. 1/3 of the total shares of our Class A common stock underlying the RSUs vest on May 15, 2022, with the remaining shares vesting in 8 equal quarterly installments thereafter, subject to Mr. Venkataraman's continuing as a service provider to us through each such date.
(7) This award represents RSUs issued to Mr. Venkataraman in April 2021 in connection with our IPO that vest upon the satisfaction of both a service-based vesting condition and a performance-based vesting condition. The performance-based condition is satisfied when our compensation committee determines the applicable performance conditions have been achieved, which determination occurred on February 22, 2022. The service-based vesting condition for 1/3 of the total shares is satisfied on May 15, 2022, with the remaining shares vesting in 8 equal quarterly installments thereafter, subject to Mr. Venkataraman's continuing as a service provider to us through each such date.
(8) This award represents RSUs issued to Mr. Letonoff in April 2021 in connection with our IPO. 1/3 of the total shares of our Class A common stock underlying the RSUs vest on May 15, 2022, with the remaining shares vesting in 8 equal quarterly installments thereafter, subject to Mr. Letonoff's continuing as a service provider to us through each such date.
(9) This award represents RSUs issued to Mr. Letonoff in April 2021 in connection with our IPO that vest upon the satisfaction of both a service-based vesting condition and a performance-based vesting condition. The performance-based condition is satisfied when our compensation committee determines the applicable performance conditions have been achieved, which determination occurred on February 22, 2022. The service-based vesting condition for 1/3 of the total shares is satisfied on May 15, 2022, with the remaining shares vesting in 8 equal quarterly installments thereafter, subject to Mr. Letonoff's continuing as a service provider to us through each such date.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Class of Common Stock	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2016 Equity Incentive Plan(2)	Class B	9,104,749	$3.18	—
2021 Equity Incentive Plan(3)	Class A	2,433,681	$—	14,912,924
2021 Employee Stock Purchase Plan(4)	Class A	—	$—	3,110,063
Total		11,538,430	$3.18	18,022,987
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(1) RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(2) As a result of our IPO and the adoption of the 2021 Equity Incentive Plan (the “2021 Plan”) we no longer grant awards under the 2016 Equity Incentive Plan (the “2016 Plan”); however, all outstanding awards under the 2016 Plan remain subject to the terms of the 2016 Plan. The number of shares underlying stock options granted under the 2016 Plan that expire or terminate or are forfeited or repurchased by the company under the 2016 Plan, tendered to or withheld by the company for payment of an exercise price or for tax withholding, or repurchased by the company due to failure to vest will be automatically added to the 2021 Plan.
(3) Our 2021 Plan provides that the number of shares of Class A common stock available for issuance under the 2021 Plan will automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (i) 18,400,000 shares, (ii) five percent (5%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.
(4) Our 2021 Employee Stock Purchase Plan (the “ESPP”), provides that the number of shares of our Class A common stock available for issuance under the ESPP will automatically increase on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (i) 3,350,000 shares, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of March 15, 2022 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A or Class B common stock;

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•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 72,791,422 shares of our Class A common stock and 101,918,933 shares of Class B common stock outstanding as of March 15, 2022. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 15, 2022 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 15, 2022, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each person or entity listed in the table is c/o KnowBe4, Inc., 33 N. Garden Avenue, Suite 1200, Clearwater, FL 33755.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock+		Percent of Total Voting Power(1)
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Greater than 5% Stockholders:
Entities affiliated with Elephant Partners(2)	—	—%	37,069,823	36.4%	33.9%
KKR Knowledge Investors L.P.(3)	—	—%	26,115,895	25.6%	23.9%
Entities affiliated with Vista Equity Partners(4)	1,875,000	2.6%	14,557,960	14.3%	13.5%
Entities affiliated with The Goldman Sachs Group, Inc.(5)	—	—%	9,171,033	9.0%	8.4%
The Kevin Mitnick Family Trust(6)	2,477,182	3.4%	6,902,647	6.8%	6.5%
Invesco Ltd.(7)	5,651,516	7.8%	—	—%	*
Entities affiliated with FMR LLC(8)	5,044,120	6.9%	—	—%	*
Entities affiliated with Allianz Global Investors US Holdings LLC(9)	4,928,025	6.8%	—	—%	*
Eventide Asset Management, LLC(10)	4,177,983	5.7%	—	—%	*
The Vanguard Group(11)	3,392,242	4.7%	—	—%	*
Named Executive Officers and Directors:
Sjoerd Sjouwerman(12)	125,010	*	4,378,242	4.3%	4.0%
Krish Venkataraman(13)	230,935	*	1,604,680	1.6%	1.5%
Lars Letonoff(14)	595,526	*	—	—%	*
Jeremiah Daly(2)	—	—%	—	—%	—%
Joseph DiSabato(5)	—	—%	—	—%	—%
Kevin Klausmeyer(15)	—	—%	468,384	*	*
Stephen Shanley	—	—%	—	—%	—%
Gerhard Watzinger(16)	—	—%	696,760	*	*
Kara Wilson(17)	—	—%	696,760	*	*
All directors and executive officers as a group (10 persons)(18)	951,471	1.3%	7,844,826	7.4%	7.3%
____________________________________
* Represents less than 1%.

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+ The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
(1) Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
(2) Based on a Schedule 13G filed with the SEC on February 8, 2022, consists of (i) no shares held by Jeremiah Daly, (ii) 26,426,861 shares held by Elephant Partners I, L.P., a Delaware limited partnership (“Elephant I”), (iii) 2,082,967 shares held by Elephant Partners II, L.P. for itself and as nominee for Elephant Partners II-B, L.P., each a Delaware limited partnership (collectively, “Elephant II”), (iv) 8,326,492 shares held by Elephant Partners 2019 SPV-A, L.P., a Delaware limited partnership (“Elephant SPV”), and (v) 233,503 shares held by Elephant Partners II-B, L.P., a Delaware Limited Partnership (“Elephant II-B” and collectively with Elephant I and Elephant II, the “Elephant Investing Entities”). Elephant Partners GP I, LLC, a Delaware limited liability company (“GP I”), is the general partner of Elephant I and Elephant SPV, and Elephant Partners GP II, LLC, a Delaware limited liability company (“GP II” and collectively with GP I, the “GP Entities”), is the general partner of Elephant II. Jeremiah Daly and Andrew Hunt are the managing members of each of the GP Entities and may be deemed to have shared voting and investment power with respect to the shares held by the Elephant Investing Entities. Each of the GP Entities and Messrs. Daly and Hunt expressly disclaim beneficial ownership of the shares held by each of the Elephant Investing Entities, except to the extent of their respective pecuniary interests therein, if any. The principal business address for the entities affiliated with Elephant Partners is 8 Newbury Street, 6th Floor, Boston, MA 02116.
(3) Based on a Schedule 13G filed with the SEC on February 10, 2022, consists of 26,115,895 shares held by KKR Knowledge Investors L.P. KKR Knowledge Investors GP LLC, as the general partner of KKR Knowledge Investors L.P.; KKR Next Generation Technology Growth Fund L.P., as the sole member of KKR Knowledge Investors GP LLC; KKR Associates NGT L.P., as the general partner of KKR Next Generation Technology Growth Fund L.P.; KKR Next Gen Tech Growth Limited, as the general partner of KKR Associates NGT L.P.; KKR Group Partnership L.P., as the sole shareholder of KKR Next Gen Tech Growth Limited; KKR Group Holdings Corp., as the general partner of KKR Group Partnership L.P.; KKR & Co. Inc., as the sole shareholder of KKR Group Holdings Corp.; KKR Management LLP, as the Series I preferred stockholder of KKR & Co. Inc.; and Messrs. Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management LLP) may also be deemed to be the beneficial owners having shared voting power and shared investment power over the shares held by KKR Knowledge Investors L.P. KKR Knowledge Investors GP LLC, KKR Next Generation Technology Growth Fund L.P., KKR Associates NGT L.P., KKR Next Gen Tech Growth Limited, KKR Group Partnership L.P., KKR Group Holdings Corp., KKR & Co. Inc., KKR Management LLP and Messrs. Kravis and Roberts expressly disclaim beneficial ownership of the shares held by KKR Knowledge Investors L.P. The principal business address of each of the entities and persons identified in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, Suite 7500, New York, NY 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(4) Based on a Schedule 13D filed with the SEC on May 6, 2021, consists of (i) 1,875,000 shares held by VEPV VII SPV I, L.P. (“Vista SPV”), and (ii) 14,557,960 shares held by VEPF VII SPV I Holdings, L.P. (“Vista SPV Holdings” and collectively with Vista SPV, the “Vista SPV Funds”). Vista Equity Partners Fund VII GP, L.P. (“Fund VII GP”), is the sole general partner of Vista SPV Funds. Fund VII GP’s sole general partner is VEPF VII GP, Ltd. (“Fund VII UGP”). Robert F. Smith is the sole director and one of the members of Fund VII UGP, Consequently, Mr. Smith, Fund VII GP and Fund VII UGP may be deemed the beneficial owners of the shares held by the Vista SPV Funds. The principal business address of each of Vista SPV, Fund VII GP and Fund VII UGP is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, CA 94111. The principal business address for Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, TX 78701.
(5) Based on information provided by the shareholders, consists of 8,124,738 shares held by Broad Street Principal Investments, L.L.C., (ii) 715,570 shares held by StoneBridge 2017, L.P. and (iii) 330,725 shares held by StoneBridge 2017 Offshore, L.P.(collectively the "GS Entities”). Goldman Sachs & Co. LLC (“GS”), is a wholly owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). Affiliates of GSG are the general partner, managing general partner or investment manager, as applicable, of the GS Entities. Each of GS and GSG disclaims beneficial ownership of the equity interests and the shares described above held directly or indirectly by the GS Entities, except to the extent of their pecuniary interest therein, if any. The principal business address for each of the GS Entities, GS and GSG is 200 West Street, New York, NY 10282. Mr. DiSabato is a Managing Director of GS, and his address is 555 California Street, 45th Floor, San Francisco, CA 94104. Mr. DiSabato disclaims beneficial ownership of the equity interests and the shares described above held directly or indirectly by the GS Entities, except to the extent of his pecuniary interest therein, if any.
(6) Based on information provided by the shareholder, consists of 2,477,182 shares of our Class A common stock and 6,902,647 shares of our Class B common stock held by The Kevin Mitnick Family Trust, for which Kevin Mitnick is the sole trustee and has sole voting and dispositive power over the shares. The principal business address for The Kevin Mitnick Trust is 5455 S. Fort Apache Road, Suite 108-166, Las Vegas, NV 89148.
(7) Based on a Schedule13G/A filed with the SEC on February 11, 2022, consists of 5,651,516 shares of our Class A common stock held by clients of Invesco Ltd. Invesco Ltd., in its capacity as a parent holding company to its investment advisers, may be deemed to beneficially own the shares held by the clients of such investment advisers. The principal business address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.
(8) Based on a Schedule 13G/A filed with the SEC on February 9, 2022, consists of 5,044,120 shares of Class A common stock held indirectly by FMR LLC through various affiliates. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the

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voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or the Fidelity Funds, advised by Fidelity Management & Research Company LLC, or FMR Co. LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The principal business address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(9) Based on a Schedule 13G/A filed with the SEC on February 14, 2022, consists of 4,928,025 shares of our Class A common stock held by investment advisory clients or discretionary accounts of which Allianz Global Investors U.S. LLC (“AGI US”) is the investment adviser. AGI US may be deemed to have investment discretion and/or voting power over the securities held by its clients or discretionary accounts. Allianz Global Investors U.S. Holdings LLC (“AGI US Holdings”) is the parent holding company of AGI US, and as such may be deemed to beneficially own the securities held by those AGI US’ clients or accounts. The principal business address of AGI US Holdings and AGI US Holdings is 1633 Broadway, New York, NY 10019.
(10) Based on a Schedule 13G filed with the SEC on February 10, 2022, consists of 4,177,983 shares of our Class A common stock held by Eventide Asset Management, LLC (“Eventide”). Eventide is the beneficial owner of such shares by virtue of being the investment adviser to Eventide Gilead Fund and Eventide Exponential Technologies Fund, which are registered investment companies. Eventide may be seemed to have the sole voting and investment power with respect to the shares. Finny Kuruvilla, M.D., Ph.D. and Robin C. John may be deemed to have shared voting and investment power with respect to the shares and may be deemed to beneficially own the shares. The principal business address of Eventide, Dr. Kuruvilla and Mr. John is One International Place, Suite 4210, Boston, MA 02110.
(11) Based on a Schedule 13G/A filed with the SEC on February 10, 2022, consists of 3,392,242 shares of our Class A common stock held by The Vanguard Group (“Vanguard”). Vanguard may be deemed to have shared voting power with respect to 12,403 of the shares, have sole dispositive power with respect to 3,350,572 of the shares and have shared dispositive power with respect to 41,679 of the shares. Vanguard is an investment advisor, and its client’s, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(12) Consists of (i) 11 shares of Class A common stock held by Sjoerd Sjouwerman and (ii) 4,378,242 shares of Class B common stock held by the Sjouwerman Enterprises Limited Partnership (“SELP”). The sole general manager of SELP is Sjouwerman Management, LLC, of which Mr. Sjouwerman and Rebecca Weiss are managers. Accordingly, each of Mr. Sjouwerman and Ms. Weiss may be deemed to have beneficial ownership over the shares held by SELP. The principal address for each of SELP, Sjouwerman Management, LLC, Mr. Sjouwerman and Ms. Weiss is c/o Sjouwerman Enterprises Limited Partnership, 600 Pineland Ave, Belleair, FL 33756.
(13) Consists of (i) 116,272 shares of Class A common stock held by Krish Venkataraman and (ii) 1,604,680 shares of Class B common stock issuable upon exercise of outstanding options exercisable within 60 days of March 15, 2022.
(14) Consists of (i) 545,527 shares of Class A common stock held by Lars Letonoff and (ii) 49,999 restricted stock units that will be settled within 60 days of March 15, 2022.
(15) Consists of 468,384 shares of Class B common stock subject to options that are exercisable within 60 days of March 15, 2022, of which 435,480 shares are unvested and subject to repurchase by us.
(16) Consists of 696,760 shares of Class B common stock subject to options that are exercisable within 60 days of March 15, 2022, of which 290,320 shares are unvested and subject to repurchase by us.
(17) Consists of 696,760 shares of Class B common stock subject to options that are exercisable within 60 days of March 15, 2022, of which 333,880 shares are unvested and subject to repurchase by us.
(18) Consists of (i) 951,471 shares of Class A common stock beneficially owned by our current executive officers and directors as of March 15, 2022, including 289,661 restricted stock units that will be settled within 60 days of March 15, 2022 and (ii) 7,844,826 shares of Class B common stock beneficially owned by our current executives and directors as of March 15, 2022, of which 3,466,584 shares are subject to options, exercisable within 60 days of March 15, 2022.
RELATED PERSON TRANSACTIONS
The following is a description of each transaction since the beginning of our last fiscal year, and each currently proposed transaction, in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000;
•any of our directors (including director nominees), executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Mitnick Consulting Arrangement
Kevin Mitnick, a member of our board of directors from January 2016 until March 2021 and a holder of greater than 5% of our Class B common stock, performs consulting services for us and licenses to us the right to use his

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name and likeness in connection with our products. During the year ended December 31, 2021, we paid Mr. Mitnick an aggregate of $207,770. See "Board of Directors and Corporate Governance" section for additional details.
Initial Public Offering
In April 2021, we completed our IPO, in which we sold 10,925,000 shares of our Class A common stock at a price to the public of $16.00 per share, including 1,425,000 shares pursuant to the exercise in full of the underwriters’ option to purchase additional shares, and certain selling stockholders sold 500,000 shares of our Class A common stock. Lars Letonoff, our Co-President and Chief Revenue Officer, participated in the IPO as a selling stockholder. An entity affiliated with Vista Equity Partners, affiliates of which own more than 5% of our Class B common stock, purchased 1,875,000 shares of our Class A common stock in our IPO at the IPO price for an aggregate purchase price of $30.0 million. The underwriters received the same discount in connection with the sale of our shares to Vista Equity Partners as from the sale of any other shares sold to the public in the IPO. Each of (i) KKR Capital Markets LLC, an affiliate of KKR Knowledge Investors L.P. ("KKR KI") and a member of our board of directors, and (ii) Goldman Sachs & Co. LLC, an affiliate of certain stockholders of our Class B common stock and a member of our board of directors, was an underwriter in our IPO and received commissions for the shares sold in our IPO. In connection with our IPO, we entered into an underwriting agreement with the underwriters, including KKR Capital Markets LLC and Goldman Sachs & Co. LLC, as well as each of the selling stockholders, including Mr. Letonoff.
Secondary Transactions
March 2021
In March 2021, entities affiliated with each of KKR KI, Elephant Partners and Goldman Sachs, where (a) affiliates of each own greater than 5% of our Class B common stock and (b) an affiliate of each is a member of our board of directors, sold an aggregate of 21,250,920 shares of our capital stock to an entity affiliated with Vista Equity Partners, affiliates of which own greater than 5% of our Class B common stock, and certain other investors (collectively, the “March 2021 Secondary Investors”) at a purchase price of $20.61 per share, for an aggregate purchase price of $450.0 million. In connection with such transactions, we entered into certain Preferred Stock Transfer and Purchase Agreements with the entities affiliated with each of KKR KI, Elephant Partners, Goldman Sachs and each of the March 2021 Secondary Investors.
August 2021
In August 2021, we completed a registered secondary public offering (the “August Follow-On”), pursuant to which certain selling stockholders offered and sold 11,995,546 shares of our Class A common stock at a price to the public of $20.75 per share, including the full exercise of the underwriters’ option to purchase 1,564,636 shares of our Class A common stock from the selling stockholders. We did not receive any proceeds from the sale of shares by the selling stockholders in the August Follow-On.
The table below sets forth details of the transactions with the members of the board of directors and holders of more than 5% of a class of our capital stock who participated in the August Follow-On:

Selling Stockholder	Shares of Class A Common Stock Sold	Total Proceeds
Sjoerd Sjouwerman	1,976,398	$39,369,848
The Kevin Mitnick Family Trust	1,495,513	$29,790,619
Entities affiliated with Elephant Partners	3,416,966	$68,065,963
Entities affiliated with Goldman Sachs	2,341,922	$46,651,086
KKR Knowledge Investors, L.P.	1,058,281	$21,080,958
Each of (i) KKR Capital Markets LLC, an affiliate of KKR KI and a member of our board of directors, and (ii) Goldman Sachs & Co. LLC, an affiliate of certain stockholders of our Class B common stock and a member of our board of directors, was an underwriter in the August Follow-On and received commissions as an underwriter for the

2022 Proxy Statement	30

shares sold in the August Follow-On. In connection with the August Follow-On, we entered into an underwriting agreement with the underwriters and the selling stockholders.
November 2021
In November 2021, we completed a registered secondary public offering (the “November Follow-On”), pursuant to which KKR KI, Elephant Partners and Goldman Sachs sold an aggregate of 8,000,000 shares of our Class A Common Stock at a price to the public of $25.75 per share, including the full exercise of the underwriters’ option to purchase 1,200,000 shares of our Class A common stock from the selling stockholders. We did not receive any proceeds from the sale of shares by the selling stockholders in the transaction.
The table below sets forth the transactions with holders of more than 5% of a class of our capital stock who participated in the November Follow-On:

Selling Stockholder	Shares of Class A Common Stock Sold	Total Proceeds
Entities affiliated with Elephant Partners	4,966,691	$122,776,602
Entities affiliated with Goldman Sachs	1,538,246	$38,025,441
KKR Knowledge Investors, L.P.	2,695,063	$66,621,957
Each of (i) KKR Capital Markets LLC, an affiliate of KKR KI and a member of our board of directors, and (ii) Goldman Sachs & Co. LLC, an affiliate of certain stockholders of our Class B common stock and a member of our board of directors, was an underwriter in the November Follow-On and received commissions as an underwriter for the shares sold in the November Follow-On. In connection with the November Follow-On, we entered into an underwriting agreement with the underwriters and the selling stockholders.
Policies and Procedures for Related Person Transactions
We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.
Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, whether the related party transaction would affect the independence of any director and is on terms that reflect an arms-length transaction – in other words, terms that are no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction.
The policy grants standing pre‑approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company at which a related person’s only relationship is as a non‑executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non‑executive employee or director, provided that the aggregate amount involved does not exceed the greater of $200,000 or 5% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any

2022 Proxy Statement	31

agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.
OTHER MATTERS
Stockholder Proposals or Director Nominations for 2023 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2023 annual meeting pursuant to Rule 14a‑8 of the Exchange Act, then the proposal must be received by our general counsel at our principal executive offices on or before December 1, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a‑8 regarding the inclusion of stockholder proposals in company‑sponsored proxy materials. Proposals should be addressed to:
KnowBe4, Inc.
Attention: General Counsel
33 N. Garden Avenue, Suite 1200
Clearwater, FL 33755
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2023 annual meeting, the stockholder must provide timely written notice to our general counsel, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our general counsel at our principal executive offices:
•no earlier than 8:00 a.m., Eastern Time, on January 17, 2023, and
•no later than 5:00 p.m., Eastern Time, on February 15, 2023.
In the event that we hold our 2023 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our general counsel at our principal executive offices:
•no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of our 2023 annual meeting, and
•no later than 5:00 p.m., Eastern Time, on the 10th day following the day on which public announcement of the date of the Annual Meeting is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our general counsel at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the fiscal year ended December 31, 2021, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except for one Form 4 filing reporting the exercise of options granted to Mr. Klausmeyer, which was due on November 19, 2021, was filed on November 29, 2021, as a result of an administrative error.

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2021 Annual Report
Our financial statements for our fiscal year ended December 31, 2021 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at https://investors.knowbe4.com/ and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to KnowBe4, Inc., 33 N. Garden Avenue, Suite 1200, Clearwater, FL 33755, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS
Clearwater, Florida
April 5, 2022

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KnowBe4
Human error. Conquered.

KNOWBE4, INC.
33 N. GARDEN AVE, STE 1200
CLEARWATER, FL 33755

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KNBE2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74256-P64846

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KNOWBE4, INC.

The Board of Directors recommends you vote FOR the following nominee:

Nominee:

	For	Withhold
1a. Stephen Shanley	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. The ratification of the appointment of KPMG LLP as KnowBe4, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2022 Proxy Statement	34

D74257-P64846

KNOWBE4, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
MAY 16, 2022, 10:00 A.M. EASTERN TIME

The stockholders(s) hereby appoint(s) Sjoerd Sjouwerman as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of KnowBe4, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on May 16, 2022 and any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held virtually at www.virtualshareholdermeeting.com/KNBE2022.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

In his discretion, Sjoerd Sjouwerman, as proxy, is authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

2022 Proxy Statement	35